        Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484

Edgewell Personal Care Names LaTanya Langley as Chief People and Legal Officer

Shelton, Conn – October 11, 2023 - Edgewell Personal Care Company (NYSE: EPC) today announced changes to its executive team to streamline leadership structure and support the company’s strategic objectives. With the planned departure of John Hill, Chief Human Resources Officer, a new role of Chief People and Legal Officer has been created. LaTanya Langley, Chief Legal Officer, will be appointed to the new role effective November 6, 2023.

Rod Little, Edgewell’s President and Chief Executive Officer said, “This is an exciting new role for Edgewell, with Human Resources and Legal functions under one capable leader. In her time with the company, LaTanya has displayed strong leadership, an aptitude for elevating and developing her team, and has contributed significant value as a member of the Global Leadership Team. She is a natural leader, who leads with empathy and confidence and is a true ambassador of our corporate culture.
LaTanya has stepped up to champion our Diversity, Equity and Inclusion programs and works with teams to further embed our purpose and values across the organization. I am confident in her readiness and ability to succeed in this role and look forward to all she will achieve with her new team.”

Langley joined Edgewell in 2022 to lead Edgewell’s legal matters including overseeing the company’s litigation and disputes, intellectual property, contracting, compliance program, and providing legal counsel relating to all regulatory, sales and marketing. Since then, she has organized the legal team for success, embracing Edgewell’s People first approach, elevated the leaders on her team, and created growth and development opportunities across the legal disciplines on her team. She is also an executive sponsor of Edgewell’s Diversity, Equity & Inclusion (DEI) programs and of the company’s Purpose, Values & Behaviors.

As a result of this new role, John Hill, Chief Human Resources Officer, will be moving on to other opportunities. Speaking to his departure, Little said, “I also want to sincerely thank John for his countless significant contributions to the Company over the past 25 years. Through his senior leadership roles in Commercial, General Management and now, HR, John was instrumental in the success of nearly every major strategic initiative since Edgewell became an independent company in 2015. His empathetic leadership, strategic thinking, and overall positive attitude will be missed at Edgewell and we wish him all the best in his next chapter.”

        Exhibit 99.1
After being named CHRO in 2018, Hill leveraged his more than 30 years of business, management and cross-functional leadership to develop a bold, modern people first strategy that empowers Edgewell’s employees to deliver on the company’s corporate strategic plan. He supported the company’s world- class response to the unprecedented environment of COVID-19 and deployed proactive, people-first policies that increased employee engagement during some of the toughest times, organizationally, in history.

Hill will remain at Edgewell to transition his responsibilities to Langley through the end of calendar 2023.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick®, Wilkinson Sword® and Billie® men's and women's shaving systems and disposable razors; Edge and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 7,000 employees worldwide.

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